____________________

SHARE PURCHASE AGREEMENT

____________________

Among

KELLWOOD COMPANY,

KELLWOOD ASIA LIMITED

AND

YOUNGOR GROUP CO., LTD.

Dated as of November 6, 2007

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS

SECTION 1.01. Certain Defined Terms 3
SECTION 1.02. Definitions 9
SECTION 1.03. Interpretation and Rules of Construction 10

ARTICLE II PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Seller Sub Shares 11
SECTION 2.02. Purchase and Sale of the Seller Parent Sub Shares 11
SECTION 2.03. Purchase Price 11
SECTION 2.04. Payment of the Purchase Price at Closing 11
SECTION 2.05. Adjustment of Purchase Price 11
SECTION 2.06. Purchase Price Allocation 14
SECTION 2.07. Intercompany Accounts 14

ARTICLE III CONDITIONS TO CLOSING

SECTION 3.01. Conditions to Obligations of Seller Parent and Seller 15
SECTION 3.02. Conditions to Obligations of Purchaser 15
SECTION 3.03. Closing 16
SECTION 3.04. Closing Deliveries by Seller Parent or Seller 16
SECTION 3.05. Closing Deliveries by Purchaser 17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

SECTION 4.01. Organization, Authority and Qualification of Seller Parent and Seller 18
SECTION 4.02. Organization, Authority and Qualification of Smart Shirts Entities 18
SECTION 4.03. Capitalization; Ownership of Shares 18
SECTION 4.04. No Conflict 19
SECTION 4.05. Governmental Consents and Approvals 19
SECTION 4.06. Financial Information 20
SECTION 4.07. Conduct in the Ordinary Course 20
SECTION 4.08. Litigation 20
SECTION 4.09. Compliance with Laws 20
SECTION 4.10. Intellectual Property 21
SECTION 4.11. Real Property 21
SECTION 4.12. Assets 21
SECTION 4.13. Employee Benefit Matters 21
SECTION 4.14. Taxes 23
SECTION 4.15. Material Contracts 23

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 5.01. Organization and Authority of Purchaser 24
SECTION 5.02. No Conflict 24
SECTION 5.03. Governmental Consents and Approvals 25
SECTION 5.04. Investment Purpose 25
SECTION 5.05. Litigation 25
SECTION 5.06. Use of Inventory 25
SECTION 5.07. Brokers 25
SECTION 5.08. Independent Investigation; Seller Parent and Seller's Representations 25

ARTICLE VI ADDITIONAL AGREEMENTS

SECTION 6.01. Conduct of Business Prior to the Closing 26
SECTION 6.02. Access to Information 28
SECTION 6.03. Confidentiality 28
SECTION 6.04. Regulatory and Other Authorizations; Notices and Consents 29
SECTION 6.05. Shareholders' Meeting 30
SECTION 6.06. Consents of Third Parties 31
SECTION 6.07. Notifications; Update of Disclosure Schedule 31
SECTION 6.08. Building 31
SECTION 6.09. Financing 32
SECTION 6.10. Transition Services 32
SECTION 6.11. Retained Names and Marks 32
SECTION 6.12. Employees 32
SECTION 6.13. Employee Benefits 32
SECTION 6.14. Proration of Taxes and Certain Charges 33
SECTION 6.15. Tax Cooperation and Exchange of Information 34
SECTION 6.16. Conveyance Taxes 35
SECTION 6.17. Tax Covenants 35
SECTION 6.18. Tax Treatment 36
SECTION 6.19. Bulk Transfer Laws 36
SECTION 6.20. US Real Property 36
SECTION 6.21. Further Action 36

ARTICLE VII RESTRUCTURING

SECTION 7.01. Seller Sub 36
SECTION 7.02. Seller US Company 37
SECTION 7.03. US Target Assets 37
SECTION 7.04. Assumption and Exclusion of Liabilities Relating to the US Target Assets 38
SECTION 7.05. Seller Parent Sub 39
SECTION 7.06. Timing of Restructuring 39
SECTION 7.07. Restructuring 40

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EXHIBITS

1.01(a)	Form of Assumption Agreement
1.01(b)	Form of Bill of Sale and Assignment
1.01(c)	List of Kellwood Global Entities
1.01(d)	List of Subsidiaries
2.06	Allocation of Purchase Price
2.07	Intercompany Accounts
6.10	Form of Transition Services and Security Agreement
6.11	Form of License Agreement
7.01	List of Liquidating Entities

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SHARE PURCHASE AGREEMENT, dated as of November 6, 2007, among KELLWOOD Company, a company incorporated under the laws of the State of Delaware, United States of America (“Seller Parent”), KELLWOOD Asia Limited, a company incorporated under the laws of Hong Kong (“Seller”), and YOUNGOR Group Co., Ltd. (identification of entity set forth in Chinese characters), a company organized under the laws of the People’s Republic of China (“Purchaser”).

WHEREAS, Seller Parent and its nominees directly or indirectly own the issued and outstanding shares, HK$10 par value per share, of Seller and all the US Target Assets (as defined below);

WHEREAS, Seller and its nominees directly or indirectly own the issued and outstanding shares of each of the Subsidiaries (as defined below);

WHEREAS, Seller Parent, through the US Target Assets, and Seller, through the Subsidiaries, are engaged in the business of manufacturing, marketing, selling and distributing men’s woven and knit shirts and men’s trousers at various locations around the world (the “Smart Shirts Business”);

WHEREAS, after the Restructuring (as defined below) of the Smart Shirts Business, Seller shall own all the issued and outstanding shares (the “Seller Sub Shares”) of an offshore holding company to be organized under laws of Hong Kong (“Seller Sub”), which, together with its nominees, shall own directly or indirectly the issued and outstanding shares of each of the Subsidiaries and the shares of Ningbo Sunrise and Shengzhou Sunrise (each as defined below) that are owned by the Seller;

WHEREAS, as part of the Restructuring, Seller Parent shall incorporate a company under the laws of the State of Delaware, United States of America (“Seller US Company”) and Seller Parent shall contribute the US Target Assets to Seller US Company and Seller US Company shall assume from Seller Parent all the Assumed Liabilities (as defined below);

WHEREAS, after the Restructuring, Seller Parent shall own all the issued and outstanding shares (the “Seller Parent Sub Shares”, together with the Seller Sub Shares, the “Shares”) of an offshore holding company to be organized under the laws of Hong Kong (“Seller Parent Sub”), which shall own directly or indirectly all the issued and outstanding shares of Seller US Company (the “Seller US Company Shares”);

WHEREAS, prior to the Closing, Purchaser, through its board of directors, shall duly convene a shareholders’ meeting at which its shareholders shall exercise their vote on the approval and adoption of this Agreement and the contemplated transactions; and

WHEREAS, Seller Parent and Seller wish to sell to Purchaser, and Purchaser wishes to purchase from Seller Parent and Seller the Shares, all upon the terms and subject to the conditions set forth herein.

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NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Seller Parent, Seller and Purchaser (each a “Party” and collectively, the “Parties”) hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Share Purchase Agreement among the Parties (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.07.

“Assets” means the assets and properties of the Smart Shirts Entities, including the US Target Assets.

“Assumption Agreement” means the Assumption Agreement to be executed by Seller US Company and Seller Parent at the Closing, substantially in the form of Exhibit 1.01(a).

“Bank Facility” means the US$50,000,000 bank facility under the Term and Revolving Credit Facility Agreement, dated as of December 21, 2005, for Smart Shirts Limited, jointly managed by Banc of America Securities Asia Limited and the Hong Kong and Shanghai Banking Corporation Limited.

“Bill of Sale” means the Bill of Sale and Assignment to be executed by Seller Parent at the Closing, substantially in the form of Exhibit 1.01(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the PRC, Hong Kong or the United States.

“Business IP Agreements” means, collectively, (a) the Company IP Agreements and (b) the US Target Transferred IP Agreements, in each case that are material to the operation of the Smart Shirts Business as currently conducted.

“Cash Amount” means the amount of cash and cash equivalents of the Smart Shirts Entities as of immediately following the Closing determined in accordance with GAAP, calculated on a basis consistent with the preparation of the Interim Financial Statements.

“Closing Date” means the date on which the Closing takes place.

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“Closing Net Asset Value” means the book value of the assets and properties (including net fixed assets equal in amount to the net fixed assets specified in the Reference Statement in accordance with Section 2.05(d)), excluding cash and cash equivalents, of the Smart Shirts Entities over the book value of the liabilities, excluding Debt, of the Smart Shirts Entities as of immediately following the Closing determined in accordance with GAAP, calculated on a basis consistent with the preparation of the Interim Financial Statements and taking into account the transfer of the US Target Assets and Assumed Liabilities pursuant to this Agreement.

“Closing Statement” means a statement reflecting the Cash Amount, Debt Amount and Closing Net Asset Value of the Smart Shirts Entities as of immediately following the Closing, prepared in accordance with GAAP.

“Code” means the United States Internal Revenue Code of 1986, as amended through the date hereof.

“Company Intellectual Property” means all Intellectual Property legally and beneficially owned by any Smart Shirts Entity.

“Company IP Agreements” means all (a) licenses of Intellectual Property to any Smart Shirts Entity and (b) licenses of Intellectual Property by any Smart Shirts Entity to third parties.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means any and all sales, use, value added, transfer, stamp, documentary, registration, gross receipts, recording, escrow, stock transfer, real property or leasehold interest transfer or gains, and similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“CSRC” means the China Securities Regulatory Commission of the PRC.

“Data Room” means the documents and information made available to Purchaser, its Affiliates or its representatives by Seller Parent, its Affiliates or its representatives (including documents and information provided by Seller Parent online through the Kellwood Acquisition and Divestiture Share Point Portal Site or otherwise).

“Debt” means, as to any Person, the principal of, interest on, and premium (if any) in respect of (a) debt for money borrowed and (b) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable, in each case, as determined in accordance with GAAP and in each case, excluding letters of credit issued in the ordinary course of business.

“Debt Amount” means the amount of Debt of the Smart Shirts Entities as of

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immediately following the Closing, determined in accordance with GAAP, calculated on a basis consistent with the preparation of the Interim Financial Statements.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof and as amended or supplemented by Seller Parent or Seller, as applicable, pursuant to the terms hereof, delivered by Seller Parent and Seller to Purchaser in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.

“First Tier Subsidiaries” means Arden Fabrics Limited, Smart Shirts Limited (identification of entity set forth in Chinese characters), Smart Shirts Trading (Private) Limited, Utex Textiles Limited (identification of entity set forth in Chinese characters), Bluet Investment Co., Ltd. (identification of entity set forth in Chinese characters) and Smart Shirts (China) Ltd. (identification of entity set forth in Chinese characters).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any U.S. or non-U.S., national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Seller Parent pursuant to Section 8.02 and Purchaser pursuant to Section 8.03, as the case may be.

“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.

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“Inventories” means all inventory, merchandise and finished goods solely relating to the Smart Shirts Business and maintained, held or stored by or for Seller Parent, as of the Closing, and any prepaid deposits for any of the same.

“IRS” means the Internal Revenue Service of the United States.

“Kellwood Global Entities” means Kellwood Global Limited, a company incorporated under the laws of Hong Kong, and related entities as set forth on Exhibit 1.01(c).

“Law” means any U.S. or non-U.S., national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the Real Property leased by the Smart Shirts Entities, including the Real Property leased by Seller Parent listed on Section 7.03(a)(i) of the Disclosure Schedule, in each case, as tenant, together with all buildings and other structures located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any circumstance, change in or effect on the Smart Shirts Business that is materially adverse to the results of operations or the financial condition of the Smart Shirts Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Smart Shirts Business operates (including legal and regulatory changes); (b) general economic, social or political conditions or events; (c) changes arising from the negotiation, consummation or announcement of the transactions contemplated by this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees or (iii) any delays or cancellations of orders for products or services; (d) any reduction in the price of services or products offered by the Smart Shirts Business in response to the reduction in price of comparable services or products offered by a competitor; (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of Purchaser or any matter otherwise known to Purchaser; (f) changes caused by a material worsening of current conditions caused by calamities or acts of nature, acts of terrorism or war (whether or not declared) occurring after the date hereof; (g) any circumstance, change or effect that results from any action taken pursuant to or in accordance with applicable Law or at the request of a Government Authority, including actions taken in connection with obtaining governmental consents and approvals; and (h) any circumstance, change or effect that results from a breach of this Agreement or the Confidentiality Agreement (as defined below) by Purchaser or its Affiliates.

“MOC” means the Ministry of Commerce of the PRC and/or its relevant local

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counterpart.

“NDRC” means the National Development and Reform Commission of the PRC.

“Ningbo Sunrise” means Ningbo Sunrise Textile Dyeing and Finishing Co., Ltd. (identification of entity set forth in Chinese characters), an equity joint venture company organized under the laws of the PRC.

“Owned Real Property” means the Real Property owned by the Smart Shirts Entities, together with all buildings and other structures located thereon and all easements, licenses, rights and appurtenances relating to the foregoing, excluding the Smart Shirts Building.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller Parent, Seller or any Smart Shirts Entity, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Assets, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters of record set forth in any state, local or municipal franchise of the Smart Shirts Entities which do not materially interfere with the present use of the Assets and (e) all other Encumbrances that would not have a Material Adverse Effect.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC” means the People’s Republic of China, which, for the purposes of this Agreement, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Product Liabilities” means, with respect to any products designed, manufactured, tested, marketed, distributed or sold by Seller Parent and relating to the US Target Assets, all Liabilities resulting from actual or alleged harm, injury, damage or death to persons, property or business, irrespective of the legal theory asserted.

“Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule attached hereto, dated as of the date hereof, pursuant to the terms hereof, delivered by Purchaser to Seller Parent and Seller in connection with this Agreement. Notwithstanding anything to the contrary contained in the Purchaser Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Purchaser Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Purchaser Disclosure Schedule as though fully set forth in such other section for which the applicability of such

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information and disclosure is reasonably apparent on the face of such information or disclosure.

“Purchaser’s Accountants” means KPMG or another “Big 4” accounting firm appointed by Purchaser, other than the Independent Accounting Firm.

“Real Property” means all land, buildings and fixtures erected thereon and all appurtenances related thereto.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers, of the Seller Parent (to the extent it relates solely to the Smart Shirts Business) before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Reference Net Asset Value” means the greater of (a) US$120,000,000 and (b) the book value of the assets and properties (including net fixed assets), excluding cash and cash equivalents, of the Smart Shirts Entities over the book value of the liabilities, excluding Debt, of the Smart Shirts Entities as of the applicable fiscal month-end for December 2007 determined in accordance with GAAP, calculated on a basis consistent with the preparation of the Interim Financial Statements and taking into account the transfer of the US Target Assets and Assumed Liabilities pursuant to this Agreement.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“SAFE” means the State Administration of Foreign Exchange of the PRC and/or its relevant local counterpart.

“Seller Parent’s Knowledge”, “Knowledge of Seller Parent” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of W. Lee Capps III, Jesse Zee or Gerald Rhoads as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

“Shengzhou Sunrise” means Shenzhou Youngor Sunrise Textile Technology Co., Ltd. (identification of entity set forth in Chinese characters), an equity joint venture company organized under the laws of the PRC.

“Smart Shirts Building” means the building located at 55 King Yip Street, Hong Kong, owned by Smart Shirts Limited, a company incorporated in Hong Kong.

“Smart Shirts Entity” means each of Seller Parent Sub, Seller US Company, Seller Sub and each Subsidiary and, collectively, the “Smart Shirts Entities”.

“Subsidiaries” means the entities set forth on Exhibit 1.01(d) and excluding the Kellwood Global Entities.

“Tax” or “Taxes” means any and all taxes of any kind (together with any and all

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interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes.

“US Target Transferred IP Agreements” means all licenses of Intellectual Property to Seller Parent, used solely in the Smart Shirts Business.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Allocation”	2.06
“Appraiser”	6.03(c)
“Assumed Liabilities”	7.04(a)
“Building Sale”	6.08
“Capex Amount”	2.05(b)(i)
“Closing”	3.03
“Confidentiality Agreement”	6.03(a)
“ERISA”	4.13(a)
“Estimated Closing Net Asset Value”	2.05(b)(ii)
“Estimated Net Cash/Debt Amount”	2.05(b)(i)
“Excluded Assets”	7.03(b)
“Excluded Liabilities”	7.04(b)
“Final Closing Statement”	2.05(d)
“Final Net Asset Value”	2.05(d)(iii)
“Final Net Cash/Debt Amount”	2.05(d)(i)
“Final Reference Statement”	2.05(d)
“Financial Statements”	4.06(a)
“Hong Kong Tax Matter”	6.17(d)
“Independent Accounting Firm”	2.05(c)(ii)
“Interim Financial Statements”	4.06(a)
“LCIA”	10.12
“License Agreement”	6.11
“Loss”	8.02
“Material Contracts”	4.15(a)
“Party” or “Parties”	Recitals
“Plans”	4.13(a)
“Pre-Closing Statement”	2.05(b)(i)
“Purchase Price”	2.03
“Purchaser”	Preamble
“Purchaser Indemnified Party”	8.02
“Reference Statement” .	2.05(b)(ii)
“Restructuring”	7.07

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“Retained Names and Marks”	6.11
“Seller”	Preamble
“Seller Indemnified Party”	8.03
“Seller Parent”	Preamble
“Seller Parent Sub”	Recitals
“Seller Parent Sub Shares”	Recitals
“Seller Sub”	Recitals
“Seller Sub Shares”	Recitals
“Seller US Company”	Recitals
“Seller US Company Shares”	Recitals
“Shares”	Recitals
“Smart Shirts Business”	Recitals
“Smart Shirts Hong Kong”	6.08
“Third Party Agreements”	6.06(a)
“Third Party Claims”	8.05(b)
“Transition Services and Security Agreement”	6.10
“US Real Property”	6.20
“US Target Assets”	7.03(a)

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)        when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)        the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”

(d)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)        all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)         the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)        references to any agreement, instrument or other document herein shall refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified;

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(h)        this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement;

(i)	references to a Person are also to its successors and permitted assigns; and

(j)         the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Seller Sub Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Purchaser the Seller Sub Shares, and Purchaser shall purchase the Seller Sub Shares.

SECTION 2.02. Purchase and Sale of the Seller Parent Sub Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller Parent shall sell to Purchaser the Seller Parent Sub Shares, and Purchaser shall purchase the Seller Parent Sub Shares.

SECTION 2.03. Purchase Price. Subject to the adjustments set forth in Section 2.05, the purchase price for the Shares shall be US$120,000,000 (the “Purchase Price”).

SECTION 2.04. Payment of the Purchase Price at Closing. At the Closing, and subject to the adjustments set forth in Section 2.05, Purchaser shall pay US$120,000,000 to Seller and Seller Parent, to be allocated between Seller and Seller Parent as directed by Seller Parent in writing to Purchaser prior to the Closing (in accordance with the Allocation pursuant to Section 2.06) in consideration for the Seller Sub Shares and the Seller Parent Sub Shares, in each case, in US dollars by wire transfer of immediately available funds to accounts specified in writing by Seller Parent.

SECTION 2.05. Adjustment of Purchase Price . The Purchase Price shall be subject to adjustment as specified in this Section 2.05:

(a)        In the event that any capital expenditures are made with respect to the Smart Shirts Business by any Smart Shirts Entity between the date hereof and the Closing in an amount greater than US$500,000 in the aggregate for all the Smart Shirts Entities, pursuant to the consent of Purchaser under Section 6.01(ii) or as set forth on Section 6.01 of the Disclosure Schedule, then the Purchase Price shall be adjusted upward by an amount equal to the total amount of all such capital expenditures.

(b)	Pre-Closing Statement.

(i)         Not later than five (5) Business Days prior to the scheduled Closing Date, Seller Parent shall deliver to Purchaser a statement (the “Pre-Closing Statement”) setting forth (A) the aggregate amount of the capital expenditures made with respect to the Smart

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Shirts Business calculated pursuant to Section 2.05(a) (the “Capex Amount”) and (B) Seller Parent’s good faith estimate of the Cash Amount, Debt Amount and Closing Net Asset Value as of immediately following the Closing. Seller Parent shall provide Purchaser with such information as Purchaser may reasonably request to review and evaluate the Pre-Closing Statement. If the sum of the Cash Amount less the Debt Amount set forth on the Pre-Closing Statement (the “Estimated Net Cash/Debt Amount”) is greater than US$0.00, then the Purchase Price shall be adjusted upward by an amount equal to such difference and Purchaser shall cause Seller Sub, Seller Parent Sub or any other Smart Shirts Entity to pay such amount to Seller within three (3) Business Days after the Closing, by wire transfer of immediately available funds. If the Estimated Net Cash/Debt Amount is less than US$0.00, then the Purchase Price shall be adjusted downward by an amount equal to such difference.

(ii)         Not later than January 31, 2008, Seller Parent shall deliver to Purchaser a statement (the “Reference Statement”) setting forth the Reference Net Asset Value and Seller Parent shall provide Purchaser with such information as Purchaser may reasonably request to review and evaluate the Reference Statement. If the Closing Net Asset Value set forth on the Pre-Closing Statement (the “Estimated Closing Net Asset Value”) is less than the Reference Net Asset Value set forth on the Reference Statement, the Purchase Price shall be adjusted downward by an amount equal to such deficit, provided, however, if the Reference Net Asset Value is greater than US$120,000,000, the amount of such deficit shall be equal to US$120,000,000 less the amount of the Estimated Closing Net Asset Value; provided, further, however, if the Estimated Closing Net Asset Value is greater than or equal to US$120,000,000, there shall be no downward adjustment to the Purchase Price. If the Estimated Closing Net Asset Value is more than the Reference Net Asset Value, the Purchase Price shall be adjusted upward by an amount equal to such excess and Purchaser shall cause Seller Sub, Seller Parent Sub or any other Smart Shirts Entity to pay such excess to Seller within three (3) Business Days after the Closing, by wire transfer of immediately available funds.

(iii)        In addition, Purchaser shall cause Seller Sub, Seller Parent Sub or any other Smart Shirts Entity to pay the Capex Amount to Seller within three (3) Business Days after the Closing, by wire transfer of immediately available funds.

(c)        Closing Statement. As promptly as practicable, but in any event within 25 Business Days following the Closing, Purchaser shall deliver to Seller Parent the Closing Statement, together with a report thereon of the Purchaser’s Accountants, stating that the Closing Statement presents the Cash Amount, Debt Amount and Closing Net Asset Value as of immediately following the Closing. Purchaser shall provide Seller Parent with such information as Seller Parent may reasonably request to review and evaluate the Closing Statement.

(i)         Subject to clause (ii) of this Section 2.05(c), (A) the Reference Statement delivered by Seller Parent to Purchaser and (B) the Closing Statement delivered by Purchaser to Seller Parent, shall each be final, binding and conclusive on the Parties.

(ii)         Seller Parent may dispute any amounts reflected on the Closing Statement; provided, however, that Seller Parent shall have notified Purchaser in writing of each

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disputed item within 20 Business Days of Purchaser’s delivery of the Closing Statement. Purchaser may dispute any amounts reflected on the Reference Statement, provided, however, that Purchaser shall have notified Seller Parent in writing of each disputed item at the time of Purchaser’s delivery of the Closing Statement. In the event of such a dispute, Seller Parent and Purchaser shall attempt to reconcile their differences in good faith. If they are unable to reconcile their differences within 20 Business Days, they shall submit the items remaining in dispute for resolution to Deloitte Touche Tohmatsu (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Parties, to another independent accounting firm of international reputation mutually acceptable to Seller Parent and Purchaser) (either Deloitte Touche Tohmatsu or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within 20 Business Days after such submission, determine and report to Seller Parent and Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Parties. The fees and disbursements of the Independent Accounting Firm shall be allocated equally between Seller Parent and Purchaser. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator.

(d)        Purchase Price Adjustment. The Reference Statement and Closing Statement shall be deemed final for purposes of this Section 2.05 upon the earliest of (x) the failure of any Party to notify the other Party of a dispute in accordance with Section 2.05(c)(ii), (y) the resolution of all disputes, pursuant to Section 2.05(c)(ii), by Seller Parent and Purchaser and (z) the resolution of all disputes, pursuant to Section 2.05(c)(ii), by the Independent Accounting Firm. Within three Business Days of the Reference Statement and Closing Statement being deemed final (such final Reference Statement and Closing Statement defined herein as the “Final Reference Statement” and “Final Closing Statement”, respectively) a Purchase Price adjustment shall be made as follows:

(i)         If the sum of the Cash Amount less the Debt Amount set forth on the Final Closing Statement (the “Final Net Cash/Debt Amount”) is greater than the Estimated Net Cash/Debt Amount, then the Purchase Price shall be adjusted upward by an amount equal to such difference and Purchaser shall cause Seller Sub, Seller Parent Sub or any other Smart Shirts Entity, within three Business Days, to pay such amount to Seller by wire transfer of immediately available funds.

(ii)         If the Final Net Cash/Debt Amount is less than the Estimated Net Cash/Debt Amount, then the Purchase Price shall be adjusted downward by an amount equal to such difference and Seller shall, within three Business Days, pay such amount to Purchaser, by wire transfer of immediately available funds.

(iii)        If the Closing Net Asset Value set forth on the Final Closing Statement (the “Final Net Asset Value”) is greater than the Estimated Closing Net Asset Value, then the Purchase Price shall be adjusted upward by an amount equal to such difference and Purchaser shall cause Seller Sub, Seller Parent Sub or any other Smart Shirts Entity, within three Business Days, to pay such amount to Seller by wire transfer of immediately available funds.

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(iv)        If the Final Net Asset Value is less than the Estimated Closing Net Asset Value, then the Purchase Price shall be adjusted downward by an amount equal to such difference, provided, however, if the Estimated Closing Net Asset Value is greater than US$120,000,000, then the amount of such adjustment shall be equal to US$120,000,000 less the amount of the Final Net Asset Value and Seller shall, within three Business Days, pay such amount to Purchaser, by wire transfer of immediately available funds. Notwithstanding the foregoing in this Section 2.05(d)(iv), if the Final Net Asset Value is greater than or equal to US$120,000,000, there shall be no downward adjustment to the Purchase Price.

Notwithstanding anything to the contrary in this Agreement, (A) if any differences exist between the Reference Statement and the Final Reference Statement as a result of the resolution of any dispute pursuant to Section 2.05(c)(ii), the Estimated Closing Net Asset Value and the Final Net Asset Value shall be modified, as appropriate, by the Independent Accounting Firm, for purposes of calculating the adjustment to the Purchase Price pursuant to Sections 2.05(d)(iii) and 2.05(d)(iv) and (B) the Parties agree that the net fixed assets of the Smart Shirts Entities specified in the Estimated Closing Net Asset Value and Final Net Asset Value shall be the same as the amount of net fixed assets specified in the Reference Statement, as modified pursuant to subpart (A) of this paragraph.

SECTION 2.06. Purchase Price Allocation. The Purchase Price shall be allocated among the Seller Sub Shares and Seller Parent Sub Shares of Seller Sub and Seller Parent Sub, respectively, as of the Closing in accordance with Exhibit 2.06 (the “Allocation”). Any subsequent adjustments to the sum of the Purchase Price, including, without limitation, adjustments resulting from changes in the purchase price pursuant to Section 2.05, shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and applicable Regulations. For all Tax purposes, and subject to Section 6.17(c), the Parties agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. Each of the Parties agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date.

SECTION 2.07. Intercompany Accounts. On or prior to the Closing, all intercompany accounts between Seller Parent, Seller or their respective Affiliates (other than the Smart Shirts Entities), on the one hand, and the Smart Shirts Entities, on the other hand, shall be forgiven, discharged, released or paid in a manner consistent with the adjusting entries set forth on Exhibit 2.07 resulting in the mutual release of Seller Parent, Seller and their respective Affiliates, on the one hand, and the Smart Shirts Entities, as applicable, on the other hand, with respect to such intercompany accounts; provided, that all such releases, acquittals, waivers, relinquishments and discharges of intercompany accounts shall be effected in a manner that minimizes Tax Liabilities. The Parties agree and acknowledge that the covenant described in the preceding sentence does not cover intercompany amounts between the Smart Shirts Entities.

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ARTICLE III

CONDITIONS TO CLOSING

SECTION 3.01. Conditions to Obligations of Seller Parent and Seller. The obligations of Seller Parent and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)        Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing, other than such representations and warranties as are made specifically as of another specified date, which shall be true and correct as of such date, except, in each case, where the failure to be true and correct would not materially delay or prevent the consummation of the transactions contemplated hereby, and (ii) the covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects;

(b)        Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and the approvals set forth on Section 4.05 of the Disclosure Schedule and Section 5.03 of the Purchaser Disclosure Schedule shall have been obtained;

(c)        No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has the effect of making the transfer of the Shares or the Restructuring illegal or otherwise restraining or prohibiting the transfer of the Shares or the consummation of the Restructuring;

(d)        Restructuring; Sale of Smart Shirts Building. Both the Restructuring and the sale of the Smart Shirts Building shall have been completed in accordance with the terms of this Agreement;

(e)        Third Party Consents. Seller Parent or Seller, as applicable, shall have received all third party consents and estoppel certificates set forth in Section 3.01(e) of the Disclosure Schedule or as required to complete the contemplated transactions, including the Restructuring; and

(f)         Shareholder Approval. The shareholders of Purchaser shall have approved this Agreement and the contemplated transactions.

SECTION 3.02. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)        Representations, Warranties and Covenants. (i) The representations and warranties of Seller Parent contained in this Agreement shall be true and correct as of the Closing, other than such representations and warranties as are made specifically as of another specified date, which shall be true and correct as of such date, except, in each case, where the

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failure to be so true and correct would not have a Material Adverse Effect or where the failure to be true and correct relates to a matter known by Purchaser, and (ii) the covenants and agreements contained in this Agreement to be complied with by Seller Parent or Seller, as applicable, at or before the Closing shall have been complied with in all material respects;

(b)        Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and the approvals set forth on Section 5.03 of the Purchaser Disclosure Schedule shall have been obtained;

(c)         No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that has the effect of making the transfer of the Shares illegal or otherwise restraining or prohibiting the transfer of the Shares; and

(d)         Restructuring; Sale of Smart Shirts Building. Both the Restructuring and the sale of the Smart Shirts Building shall have been completed in accordance with the terms of this Agreement.

SECTION 3.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 12/F Gloucester Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong at 10:00 a.m. Hong Kong time on the fifth Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 3.01 and 3.02 or at such other place or at such other time or on such other date as the Parties may mutually agree upon in writing. The Closing shall be deemed effective as of the close of the Business Day in Hong Kong on the Closing Date.

SECTION 3.04. Closing Deliveries by Seller Parent or Seller. At the Closing, Seller Parent or Seller, as applicable, shall deliver or cause to be delivered to Purchaser:

(a)        share certificates evidencing the Seller Sub Shares accompanied by share transfer documentation duly executed in blank;

(b)         share certificates evidencing the Seller Parent Sub Shares accompanied by share transfer documentation duly executed in blank;

(c)	a receipt for the Purchase Price;

(d)        an executed counterpart of the Transition Services and Security Agreement and the License Agreement by Seller Parent;

(e)        a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller Parent, of the resolutions duly and validly adopted by the Board of Directors of Seller Parent evidencing its authorization of the execution and delivery of this Agreement, the Transition Services and Security Agreement and the License Agreement and the consummation of the contemplated transactions;

(f)	a true and complete copy, certified by the Secretary or an Assistant

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Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller and the shareholders of Seller, as applicable, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the contemplated transactions;

(g)        to the extent that corporate action is required by the organizational documents of a Smart Shirts Entity in connection with the Restructuring, a true and complete copy, certified by the Secretary or an Assistant Secretary of such Smart Shirts Entity, of the resolutions duly and validly adopted by the Board of Directors of such Smart Shirts Entity and the shareholders of such Smart Shirts Entity (if applicable), evidencing its authorization of the transactions contemplated by the Restructuring as it pertains to such Smart Shirts Entity;

(h)         a certificate of the Secretary or an Assistant Secretary of Seller Parent and Seller certifying the names and signatures of the officers of Seller Parent and Seller, respectively, authorized to sign this Agreement, the Transition Services and Security Agreement and the License Agreement, as applicable, and the other documents to be delivered hereunder;

(i)         letters of resignation signed by Robert Skinner, W. Lee Capps III, Gregory W. Kleffner, Thomas Pollihan, Keith Grypp and John E. Bruenger resigning as a director, officer, company secretary or legal representative of each Smart Shirts Entity, as applicable;

(j)         written evidence showing that the Bank Facility shall have been paid off in full and terminated; and

(k)        a certificate of a duly authorized officer from each of Seller Parent and Seller, as applicable, certifying as to the matters set forth in Section 3.02(a), as appropriate.

SECTION 3.05. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller Parent or Seller, as applicable:

(a)        the Purchase Price by wire transfer in immediately available funds to the bank accounts specified in writing by Seller Parent;

(b)       a true and complete copy, certified by the Secretary or an Assistant Secretary of Purchaser, of the resolutions duly and validly adopted by the Board of Directors of Purchaser and the shareholders of Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the contemplated transactions;

(c)        a certificate of the Secretary or an Assistant Secretary of Purchaser certifying the names and signatures of the officers of Purchaser, respectively, authorized to sign this Agreement and the other documents to be delivered hereunder; and

(d)        a certificate of a duly authorized officer from Purchaser, as applicable, certifying as to the matters set forth in Section 3.01(a), as appropriate.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLER PARENT

Seller Parent hereby represents and warrants to Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date and at Closing, as follows:

SECTION 4.01. Organization, Authority and Qualification of Seller Parent and Seller. Each of Seller Parent and Seller is a corporation duly organized, validly existing and, to the extent that such concept is legally recognizable, in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each of Seller Parent and Seller is duly licensed or qualified to do business and, to the extent that such concept is legally recognizable, is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect its ability to carry out its obligations under this Agreement or otherwise have a Material Adverse Effect. Each of Seller Parent and Seller has duly authorized by all requisite corporate action on its part the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller Parent and Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller Parent and Seller, enforceable against Seller Parent and Seller in accordance with its terms.

SECTION 4.02. Organization, Authority and Qualification of Smart Shirts Entities. As of the Closing, each Smart Shirts Entity is a corporation duly organized, validly existing and, to the extent that such concept is legally recognizable, in good standing under the laws of the jurisdiction of its incorporation. As of the Closing, each Smart Shirts Entity is duly licensed or qualified to do business and, to the extent that such concept is legally recognizable, is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) materially and adversely affect the ability of Seller Parent or Seller to carry out its obligations under this Agreement or (b) otherwise have a Material Adverse Effect.

SECTION 4.03. Capitalization; Ownership of Shares. (a) Except as set forth on Section 4.03(a) of the Disclosure Schedule, as of the Closing, (i) the authorized capital stock or share capital of Seller Sub, Seller Parent Sub and Seller US Company consists of 1000, 1000 and 1000 shares, respectively, (ii) all of the issued and outstanding shares of Seller Sub, Seller Parent Sub and Seller US Company are validly issued, fully paid and were not issued in violation of any preemptive rights, (iii) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or obligating Seller Parent or Seller to issue or sell any shares of, or any other interest in, Seller Sub, Seller Parent Sub or Seller US Company, (iv) the Seller Sub Shares constitute all the issued and outstanding shares of

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Seller Sub and are owned of record and beneficially by Seller free and clear of all Encumbrances, (v) the Seller Parent Sub Shares constitute all the issued and outstanding shares of Seller Parent Sub and are owned of record and beneficially by Seller Parent free and clear of all Encumbrances, and (vi) the Seller US Company Shares constitute all the issued and outstanding shares of Seller US Company and are owned of record and beneficially by Seller Parent Sub free and clear of all Encumbrances.

(b)        Section 4.03(b) of the Disclosure Schedule sets forth, as of the Closing, a true and complete list of each Subsidiary, listing for each Subsidiary its name, the jurisdiction of its incorporation, its authorized shares, share capital, equity interest or registered capital, the number and type of its issued and outstanding shares, share capital, equity interest or registered capital, and the current ownership of such shares, share capital, equity interest or registered capital. Except as set forth on Section 4.03(b) of the Disclosure Schedule, as of the Closing, (i) all the outstanding shares, share capital, equity interest or registered capital, as applicable, of each Subsidiary are validly issued, fully paid and were not issued in violation of any preemptive rights and (ii) there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the shares, share capital, equity interest or registered capital, as applicable, of any Subsidiary or obligating Seller Parent, Seller or any Smart Shirts Entity to issue or sell any shares, share capital, equity interest or registered capital, as applicable, of or any other interest in, any Subsidiary.

SECTION 4.04. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.05 have been obtained, all filings and notifications listed in Section 4.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance of this Agreement by Seller Parent or Seller do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of Seller Parent, Seller or any Smart Shirts Entity, (b) conflict with or violate any Law or Governmental Order applicable to Seller Parent, Seller or any Smart Shirts Entity or (c) except as set forth in Section 4.04(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller Parent, Seller or any Smart Shirts Entity is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of Seller Parent or Seller to carry out its obligations under this Agreement or (ii) otherwise have a Material Adverse Effect.

SECTION 4.05. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Seller Parent and Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 4.05 of the Disclosure Schedule, (b) the pre-merger notification and waiting period requirements of the HSR Act, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Seller Parent or Seller of the transactions contemplated by this Agreement and would not have a Material Adverse

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Effect or (d) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates.

SECTION 4.06. Financial Information. (a) True and complete copies of (i) the audited balance sheet of each Subsidiary for the fiscal year ended as of December 31, 2006, and the related audited statements of income and cash flows of each Subsidiary (collectively, the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Smart Shirts Business as of September 30, 2007, and the related unaudited consolidated statements of income of the Smart Shirts Business have been made available to Purchaser in the Data Room (the “Interim Financial Statements”).

(b)        The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of Seller Parent, Seller and the Subsidiaries (except as may be indicated in the notes thereto or in Section 4.06(b) of the Disclosure Schedule), (ii) present fairly in all material respects the financial condition and results of operations of the Subsidiaries and the Smart Shirts Business, as the case may be, as of the dates thereof or for the periods covered thereby, (iii) were, in the case of the Financial Statements of each Subsidiary, prepared in accordance with the accounting principles and practices in effect from time to time in the relevant jurisdiction of such Subsidiary, applied on a basis consistent with the past practices of such Subsidiary, and (iv) were, in the case of the Interim Financial Statements, prepared in accordance with GAAP applied on a basis consistent with the past practices of Seller Parent, Seller and the Subsidiaries, clauses (ii) and (iv) above being subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes, the effect of which are not material.

SECTION 4.07. Conduct in the Ordinary Course. Since September 30, 2007, except as set forth in Section 4.07 of the Disclosure Schedule, the Smart Shirts Business has been conducted in the ordinary course and there has not occurred any Material Adverse Effect and none of Seller Parent or Seller (to the extent it relates solely to the Smart Shirts Business) or any Smart Shirts Entity has taken any action that, if taken after the date hereof, would constitute a violation of Section 6.01(b)(i)-(xiii).

SECTION 4.08. Litigation. Except as set forth in Section 4.08 of the Disclosure Schedule, there is no Action by or against Seller Parent or Seller (to the extent it relates solely to the Smart Shirts Business) or any Smart Shirts Entity pending before any Governmental Authority that would have a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.09. Compliance with Laws. Except as set forth in Section 4.09 of the Disclosure Schedule and as would not (a) adversely affect the ability of Seller Parent or Seller to carry out its obligations under this Agreement or (b) otherwise have a Material Adverse Effect, Seller Parent, Seller and the Smart Shirts Entities have each conducted and continue to conduct the Smart Shirts Business in accordance with all applicable Laws and Governmental Orders and none of Seller Parent or Seller (to the extent it relates solely to the Smart Shirts Business) or any Smart Shirts Entity is in material violation of any such Law or Governmental Order.

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SECTION 4.10. Intellectual Property. Section 4.10 of the Disclosure Schedule sets forth a true and complete list of all patents and patent applications, registered trademarks and trademark applications, and registered copyrights and copyright applications included in the Company Intellectual Property. To the Knowledge of Seller Parent, no claim, prohibition or restriction has been asserted to or imposed on Seller Parent, Seller or any Smart Shirts Entity that the use of any Company Intellectual Property infringes the patents, trademarks, or copyrights of any third party.

SECTION 4.11. Real Property. (a)  Section 4.11(a) of the Disclosure Schedule lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. Except as would not have a Material Adverse Effect or except as described in Section 4.11(a) of the Disclosure Schedule, (i) to Seller Parent’s Knowledge, each Smart Shirts Entity, as the case may be, has good and marketable title to each parcel of Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, and (ii) Seller Parent has made available to Purchaser copies of each deed for each parcel of Owned Real Property and all title insurance policies and surveys relating to the Owned Real Property, in each case to the extent in Seller Parent’s possession.

(b)        Section 4.11(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as would not have a Material Adverse Effect or except as described in Section 4.11(b) of the Disclosure Schedule, (i) Seller Parent has made available to Purchaser, true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property and (ii) there has not been any sublease or assignment entered into by Seller Parent, Seller or any Smart Shirts Entity, as the case may be, in respect of the leases relating to the Leased Real Property.

SECTION 4.12. Assets. As of the Closing, the Seller Parent owns, leases or has the legal right to use all the US Target Assets free and clear of all Encumbrances, except (a) as set forth in Section 4.12 of the Disclosure Schedule, (b) as contemplated in this Agreement, including the Restructuring, and (c) Permitted Encumbrances.

SECTION 4.13. Employee Benefit Matters. (a) Plans and Material Documents. Section 4.13(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which Seller Parent or Seller (in either case to the extent it relates solely to the Smart Shirts Business) or any of the Smart Shirts Entities is a party, with respect to which Seller Parent or Seller (in either case to the extent it relates solely to the Smart Shirts Business) or any of the Smart Shirts Entities has any obligation or which are maintained, contributed to or sponsored by Seller Parent, Seller or any of the Smart Shirts Entities for the benefit of any current or former employee, officer or director of Seller Parent or Seller (in either case to the extent it relates solely to the Smart Shirts Business) or any of the Smart Shirts Entities and (ii) any contracts, arrangements or understandings between Seller Parent or Seller (in either case to the extent it relates solely to the Smart Shirts Business) or any of the Smart Shirts Entities

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and any employee of the Smart Shirts Business, in the case of (i) or (ii) which arrangements would continue after the Closing or for which the Smart Shirts Entities could have liabilities after the Closing (collectively, the “Plans”). Each Plan is in writing, and Seller Parent has made available to Purchaser a true and complete copy of each Plan. Except as disclosed in Section 4.13(a) of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements which are maintained, contributed to or sponsored by Seller Parent or Seller (in either case to the extent it relates solely to the Smart Shirts Business) or any of the Smart Shirts Entities for the benefit of any current or former employee, officer or director of the Smart Shirts Business which would continue after the Closing or for which the Smart Shirts Entities could have liabilities after the Closing.

(b)        Compliance. Except as set forth in Section 4.13(b) of the Disclosure Schedule, as of Closing, to the Knowledge of Seller Parent (i) each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws; (ii) all employer and employee contributions to each Plan required by Law or by the terms of such Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the periods prior to and including the date of this Agreement and prior to the Closing has been made or accrued; (iii) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued in accordance with normal accounting practices to the date of this Agreement and prior to the Closing with respect to all current and former participants under such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan; and (iv) each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. Each of Seller Parent, Seller and the Smart Shirts Entities have performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and, to the Knowledge of Seller Parent, there is no material default or violation by any other Party to, any Plan. No Action is pending or, to the Knowledge of Seller Parent, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Seller Parent, no fact or event exists that could give rise to any such Action. No Plan is the subject of any pending (or to the Knowledge of Seller Parent, any threatened) investigation or audit by any regulatory agency, foreign or domestic.

(c)        Without limiting the generality of any other representation contained herein, there exits no lien against any of the US Target Assets or any assets of the Smart Shirts Entities arising under Section 4068(a) of ERISA.

(d)        Except as set forth in Section 4.13(a) of the Disclosure Schedule, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in: (1) any payment to or acceleration, vesting or increase in the rights of any current or former service provider of the Seller Parent, Seller, the Smart Shirts Entities or their Affiliates under the Plans, or (2) any “excess parachute payment” (as defined in Section 280G of the Code) to any current or former service provider of the Seller Parent, Seller, the Smart Shirts Entities or their Affiliates (to the extent such service recipient is a US corporation).

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(e)        Except as set forth in Section 4.13(e) of the Disclosure Schedule, as of Closing, Seller US Company shall not (i) sponsor, maintain or contribute to any employee benefit plan (as defined in Section 3(3) of ERISA), bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or any other benefit plan, program or arrangement, nor any employment, termination, severance or other contract or agreement for the benefit of any current or former employee, officer or director of Seller Parent or Seller or any of the Smart Shirts Entities, in each case whether or not subject to ERISA; or (ii) be a party to any contract, arrangement or understanding between Seller US Company and any employee of the Smart Shirts Business. In addition, as of Closing, Seller US Company shall cease participation in any Plan (as such term is defined in Section 4.13(a)).

SECTION 4.14. Taxes. Except as set forth in Section 4.14 of the Disclosure Schedule, and except for matters that would not have a Material Adverse Effect, to Seller Parent’s Knowledge, (a) all Tax Returns required to have been filed by or with respect to Seller or the Smart Shirts Entities have been timely filed (taking into account any extension of time to file granted or obtained); (b) all Taxes shown to be payable on such Tax Returns have been paid or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against any Smart Shirts Entity that has not been satisfied by payment, settled or withdrawn; (d) there are no Tax liens on any material assets of any of the Smart Shirts Entities (other than Permitted Encumbrances); (e) the provisions for Taxes of the Smart Shirts Entities are adequate for Taxes due or accrued as of the date of the Interim Financial Statements, whether or not assessed or disputed as of such date; and (f) to the Seller Parent’s Knowledge, there have been no extraordinary examinations or audits of any Tax Returns or reports by Governmental Authority and none are threatened or pending.

SECTION 4.15. Material Contracts. (a)  Section 4.15(a) of the Disclosure Schedule lists each of the following contracts and agreements of Seller Parent, Seller and the Smart Shirts Entities (but in the case of Seller Parent and Seller only to the extent such contracts and agreements relate solely to the Smart Shirts Business and, subject to obtaining the consents set forth in Section 4.15(b) of the Disclosure Schedule, would be transferred to Purchaser hereunder) (such contracts and agreements being “Material Contracts”):

(i)         all contracts and agreements relating to indebtedness for borrowed money, in each case having an outstanding principal amount in excess of US$500,000;

(ii)         all material contracts and agreements that limit or purport to limit the ability of Seller Parent or Seller (to the extent it relates solely to the Smart Shirts Business) or any Smart Shirts Entity to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iii)        all contracts and agreements involving (i) total payments in the aggregate during the calendar year ended December 31, 2007 in excess of US$1,000,000 or (ii) total payments in the aggregate over the remaining term of such contract in excess of US$1,000,000;

(iv)	all Business IP Agreements; and

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(v)        all material contracts and agreements between or among any Smart Shirts Entity, on the one hand, and Seller Parent, Seller or any Affiliate of Seller Parent or Seller (other than any Smart Shirts Entity), on the other hand.

(b)        Except as disclosed in Section 4.15(b) of the Disclosure Schedule, each Material Contract (i) is valid and binding on Seller Parent, Seller or a Smart Shirts Entity, as the case may be, and, to the Knowledge of Seller Parent, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 4.04(c) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 4.15(b) of the Disclosure Schedule, none of Seller Parent, Seller or any Smart Shirts Entity is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not have a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to Seller Parent and Seller, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date and at Closing, as follows:

SECTION 5.01. Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and, to the extent that such concept is legally recognizable, in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Purchaser is duly licensed or qualified to do business and, to the extent that such concept is legally recognizable, is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect its ability to carry out its obligations under this Agreement. Purchaser has duly authorized by all requisite corporate action on its part the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller Parent and Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

SECTION 5.02. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 5.03 have been obtained, all filings and notifications listed in Section 5.03 of the Purchaser Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement by Purchaser do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of Purchaser, (b) conflict with or violate any applicable Law or Governmental Order or (c) except as set forth in Section 5.02(c) of the Purchaser Disclosure Schedule, conflict with,

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result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Purchaser to carry out its obligations under this Agreement.

SECTION 5.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 5.03 of the Purchaser Disclosure Schedule, (b) the pre-merger notification and waiting period requirements of the HSR Act, or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement.

SECTION 5.04. Investment Purpose. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. Purchaser each agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under any applicable securities Laws, except pursuant to an exemption from such registration under such securities Laws. Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 5.05. Litigation. There is no Action by or against Purchaser pending before any Governmental Authority that would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 5.06. Use of Inventory. Purchaser is acquiring the Inventories as set forth in Section 7.03(a)(iv) of the Disclosure Schedule, as well as any inventory owned by the Subsidiaries, solely for resale to customers and not for any other purpose.

SECTION 5.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser for which Seller Parent, Seller or any Smart Shirts Entity shall have any liability.

SECTION 5.08. Independent Investigation; Seller Parent and Seller’s Representations. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of Ningbo Sunrise, Shengzhou Sunrise, the Smart Shirts Entities and the Smart Shirts Business which investigation, review and analysis was done by Purchaser and its respective Affiliates and representatives. Purchaser acknowledges that it, its

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Affiliates and its representatives have been provided adequate access to the personnel, properties, premises and records of the Ningbo Sunrise, Shengzhou Sunrise, Smart Shirts Entities and the Smart Shirts Business for such purpose. In entering into this Agreement, the Transition Services and Security Agreement and the License Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller Parent, Seller or their respective Affiliates or representatives (except the specific representations and warranties of Seller Parent in Article IV). Purchaser acknowledges and agrees that (a) other than the representations and warranties made in Article IV, none of Seller Parent, Seller, the Smart Shirts Entities, their respective Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to Seller Parent, Seller, the Shares, the US Target Assets, Ningbo Sunrise, Shengzhou Sunrise or the Smart Shirts Business, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Smart Shirts Business by Purchaser after the Closing in any manner other than as used and operated by Seller Parent, Seller and the Smart Shirts Entities or (iii) the probable success or profitability of Ningbo Sunrise, Shengzhou Sunrise, the Smart Shirts Entities or the Smart Shirts Business after the Closing and (b) other than the indemnification obligations of Seller Parent set forth in Article VIII, none of Seller Parent, Seller, the Smart Shirts Entities, their respective Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to Purchaser or to any other Person resulting from the distribution to Purchaser or their respective Affiliates or representatives of, or Purchaser’s use of, any information relating to the Ningbo Sunrise, Shengzhou Sunrise, Smart Shirts Entities or the Smart Shirts Business and any information, documents or material made available to Purchaser or their respective Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or in any other form in expectation of the transactions contemplated by this Agreement, the Transition Services and Security Agreement or the License Agreement. Purchaser acknowledges that, should the Closing occur, they shall acquire the Smart Shirts Entities and the Smart Shirts Business and Seller’s shares in Ningbo Sunrise and Shengzhou Sunrise, in an “as is” condition and on a “where is” basis, except as otherwise represented and warranted in this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Conduct of Business Prior to the Closing. Seller Parent and Seller covenant and agree that, except as described in Section 6.01 of the Disclosure Schedule and except as contemplated in this Agreement, including the Restructuring, between the date hereof and the Closing, to the extent it relates solely to the Smart Shirts Business, they shall, and shall cause each Smart Shirts Entity to (a) conduct its business in the ordinary course in all material respects and (b) use its reasonable efforts to preserve intact in all material respects the Smart Shirts Business. Except as described in Section 6.01 of the Disclosure Schedule, except as contemplated in this Agreement, including the Restructuring or except as in the ordinary course of business, Seller Parent and Seller covenant and agree that, between the date hereof and the Closing, without the prior written consent of Purchaser (such consent not to be unreasonably

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withheld or delayed), none of Seller Parent or Seller (to the extent it relates solely to the Smart Shirts Business) or any Smart Shirts Entity will:

(i)         (x) issue or sell any shares, notes, bonds or other securities of any Smart Shirts Entity (or any option, warrant or other right to acquire the same), (y) redeem any of the shares of any Smart Shirts Entity or (z) declare, make or pay any dividends or distributions to the holders of shares of any Smart Shirts Entity, other than dividends, distributions and redemptions declared, made or paid by any Smart Shirts Entity solely to another Smart Shirts Entity;

(ii)         make any capital expenditures in excess of US$500,000 individually or US$500,000 in the aggregate, for additions to property, plants, equipment or intangible capital assets;

(iii)        amend or restate the certificate of incorporation or by laws (or similar organizational documents) of any Smart Shirts Entity;

(iv)        grant or announce any increase in the salaries, bonuses or other benefits payable to any employee of the Smart Shirts Business, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices;

(v)        adopt, amend, terminate or change an interpretation of any Plan (as defined in Section 4.13(a)) or increase in the benefits provided under any such Plan (other than in the ordinary course of business consistent with past practices);

(vi)        change any method of accounting or accounting practice or policy of any Smart Shirts Entity, other than such changes required by GAAP;

(vii)       fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(viii)      permit any item of Company Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, or disclose any material trade secret, formula, process, know-how or other Company Intellectual Property not theretofore a matter of public knowledge, except as required by Law or pursuant to a confidentiality agreement;

(ix)        amend or modify any material terms of any Material Contract or consent to the termination of any Material Contract;

(x)        commence or settle any litigation, except, in any case, in relation to debt collection in the ordinary course of the business;

(xi)	enter into any partnership, joint venture or other profit sharing agreement;

(xii)       write down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or write-off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business; or

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(xiii)      agree to take any of the actions specified in Sections 6.01(i)-(xii), except as contemplated by this Agreement, the Transition Services and Security Agreement or the License Agreement.

SECTION 6.02. Access to Information. (a)   From the date hereof until the Closing, upon reasonable notice, Seller Parent and Seller shall, and shall cause each Smart Shirts Entity and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to, (i) afford Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the US Target Assets and each Smart Shirts Entity and (ii) furnish to the officers, employees, and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the Smart Shirts Business (or copies thereof) as Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Purchaser’s expense, during normal business hours, under the supervision of Seller Parent’s or Seller’s personnel and in such a manner as not to interfere with the normal operations of the Smart Shirts Business. Notwithstanding anything to the contrary in this Agreement, Seller Parent and Seller shall not be required to disclose any information to Purchaser if such disclosure would, in Seller Parent’s sole discretion, (x) cause significant competitive harm to the Smart Shirts Business if the transactions contemplated hereby are not consummated, (y) jeopardize any attorney-client or other legal privilege or (z) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b)        In order to facilitate the resolution of any claims made against or incurred by Seller Parent or Seller relating to the Smart Shirts Business, for a period of seven years after the Closing, Purchaser shall and shall cause its Affiliates to (i) retain the books and records relating to the Smart Shirts Business, the US Target Assets and the Smart Shirts Entities relating to periods prior to the Closing, and (ii) upon reasonable notice and upon reasonable request, afford the officers, employees, agents and representatives of Seller Parent or Seller reasonable access (including the right to make, at Seller Parent’s or Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that Purchaser shall and shall cause its Affiliates to notify Seller Parent at least 20 Business Days in advance of destroying any such books and records prior to the seventh anniversary of the Closing in order to provide Seller Parent and Seller the opportunity to access such books and records in accordance with this Section 6.02(b). Notwithstanding anything to the contrary in this Section 6.02(b), Purchaser shall not be required to disclose any information to Seller Parent or Seller if such disclosure would, in Purchaser’s reasonable determination, contravene any applicable Laws.

SECTION 6.03. Confidentiality. (a)   The terms of the letter agreement dated as of August 24, 2007 (the “Confidentiality Agreement”) between Seller Parent and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 6.03 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Relevant Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

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(b)        Nothing provided to Purchaser or its Affiliates or representatives pursuant to Section 6.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. Purchaser acknowledges and agrees that any Relevant Information provided to Purchaser or its Affiliates or representatives pursuant to Section 6.02(a) or otherwise by Seller Parent, Seller, any Smart Shirts Entity or their Affiliates, or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c)        Purchaser hereby acknowledges and agrees that the appraiser/asset valuer, Orient Group (identification of entity set forth in Chinese characters) (the “Appraiser”), is Purchaser’s Representative as defined in Section 1(vi) of the Confidentiality Agreement and Purchaser shall be responsible to the Seller Parent for any breach of the Confidentiality Agreement by the Appraiser in accordance with the terms thereof.

SECTION 6.04. Regulatory and Other Authorizations; Notices and Consents. (a) Purchaser shall use and shall cause its Affiliates to use best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, the Transition Services and Security Agreement and the License Agreement and will cooperate fully with Seller Parent and Seller in promptly seeking to obtain all such authorizations, consents, orders and approvals. Purchaser shall and shall cause its Affiliates to promptly file the necessary documents with the Governmental Authorities (such as with SAFE, NDRC and MOC) and apply for approvals and registrations set forth in Section 5.03 of the Purchaser Disclosure Schedule, with respect to the transactions contemplated by this Agreement at the earliest date permitted by Law and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities. Notwithstanding anything in this Agreement to the contrary, to the extent that such required or requested information contains or relates to Relevant Information (as defined in the Confidentiality Agreement), Purchaser shall promptly notify Seller Parent of the request and obtain Seller Parent’s consent prior to the provision of any such information, which consent shall not be unreasonably withheld or delayed. Seller Parent, Seller and their Affiliates shall not be required to pay any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal filing fees that are imposed by Law on Seller Parent or Seller).

(b)        Each Party agrees to make promptly its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within 15 Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Without limiting the generality of Purchaser’s undertakings pursuant to this Section 6.04, Purchaser agrees to use and agrees to cause its Affiliates to use best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other Person so as to enable the Parties to expeditiously close the transactions contemplated hereby no later than January 31, 2008.

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(c)        Each Party shall promptly notify the other Parties of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement, the Transition Services and Security Agreement and the License Agreement and permit the other Parties to review in advance any proposed material communication by such Party to any Governmental Authority for a minimum period of one Business Day. None of the Parties shall agree to participate in any meeting with any Governmental Authority for purposes of discussing any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Each Party will provide the other Parties with a bi-weekly report summarizing the progress and status of all filings with and approvals of Governmental Authorities. The Parties will provide each other with copies of all material correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the contemplated transactions, provided, however, with respect to filings made under the HSR Act or any other merger control proceedings, such materials may be redacted (i) to remove references concerning the valuation of the Shares or Assets, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege or confidentiality concerns, provided further that, the Parties shall assess in good faith on a case-by-case basis whether any such redacted information may be exchanged between outside counsel for the purpose of any merger control proceedings.

(d)        If, in the course of securing or obtaining authorizations, consents, orders and approvals of Governmental Authorities, any Governmental Authority requires any term of this Agreement, the Transition Services and Security Agreement, the License Agreement, Assumption Agreement, Bill of Sale and Assignment or their schedules, exhibits and appendices, to be modified or supplemented or require any of the Parties to undertake additional obligations or make additional representations such that the interests of any Party are materially adversely affected, upon the written request of such Party to the Other Parties, the Parties shall discuss such requirements as soon as practicable and, within twenty (20) Business Days from the time such circumstances arise, re-negotiate in good faith the relevant terms, conditions and undertakings set forth herein with a view to achieving, as far as possible, the same commercial objectives of the Parties as originally contemplated.

SECTION 6.05. Shareholders’ Meeting. Purchaser, acting through its board of directors, shall, in accordance with applicable Law and its organizational documents, (a) duly call and give notice of a special meeting of its shareholders to be convened and held no later than 25 days after the date hereof at which its shareholders shall exercise their vote on the approval and adoption of this Agreement and the contemplated transactions and (b) use its best efforts to obtain the approval of such approval and adoption. The board of directors of Purchaser shall recommend the adoption of this Agreement and the contemplated transactions. Purchaser agrees that it shall cause to be voted all of the shares that it or its Affiliates has the power to vote in favor of the approval and adoption of this Agreement and the contemplated transactions.

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SECTION 6.06. Consents of Third Parties. (a) The rights and obligations of Seller Parent under any contract or agreement to be transferred pursuant to Section 7.03(a) (“Third Party Agreements”) shall be included in the Assets to the extent such Third Party Agreements are capable of being assigned or transferred by Seller Parent to Seller US Company and are assigned or transferred in accordance with this Agreement.

(b)        To the extent a Third Party Agreement is not capable of being assigned or transferred or if such assignment or transfer would constitute a breach thereof or a violation of any Law, then this Agreement, the Bill of Sale, the Assignment of Lease and the Assumption Agreement shall not constitute an assignment or transfer of such Third Party Agreement or an attempted assignment or transfer of such Third Party Agreement.

(c)        To the extent consent to or waiver of assignment or transfer of a Third Party Agreement is required, each of Seller Parent and Purchaser shall use all reasonable efforts, and shall cooperate with each other (at the expense of Seller Parent and Purchaser in equal portion, provided, however, that Seller Parent shall not be obligated to incur more than US$50,000 in expenses), to obtain all consents and waivers necessary to assign (and novate) or transfer such Third Party Agreement (which efforts shall not include any obligation of Seller Parent to make any payments to any Person of any kind). Notwithstanding any provision of this Agreement to the contrary, Seller Parent shall not be obligated to assign or transfer any Third Party Agreement without first having obtained all necessary consents and waivers.

SECTION 6.07. Notifications; Update of Disclosure Schedule. Until the Closing, each Party shall promptly notify the other Parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article III of this Agreement becoming incapable of being satisfied. Seller Parent or Seller may, from time to time, prior to or at the Closing, by notice given in accordance with this Agreement, supplement or amend the Disclosure Schedule to correct any matter that would otherwise constitute a breach of any representation, warranty, covenant or agreement in this Agreement. If, pursuant to and in accordance with Section 9.01(c), but for such supplement to or amendment of the Disclosure Schedule, the matter described in such supplement to or amendment of the Disclosure Schedule would give rise to a Material Adverse Effect, then Purchaser shall have the right to terminate this Agreement in accordance with Section 9.01(c), but such termination shall be Purchaser’s sole remedy relating to matters set forth in amendments of or supplements to any section of the Disclosure Schedule. Notwithstanding any other provision hereof to the contrary, the Disclosure Schedule and the representations and warranties made by Seller Parent shall be deemed for all purposes to include and reflect such supplements and amendments as of the date hereof and at all times thereafter, including as of the Closing.

SECTION 6.08. Building. Notwithstanding any other provision of this Agreement to the contrary, prior to the Closing, Purchaser shall permit Smart Shirts Limited, a company organized under the laws of Hong Kong or a designee thereof (“Smart Shirts Hong Kong”), to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to a third party, and Purchaser acknowledges that such third party shall purchase from Smart Shirts Hong Kong or a designee thereof, all of Smart Shirts Hong Kong’s right, title and interest in the Smart Shirts Building (the “Building Sale”). Purchaser

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acknowledges and agrees that Seller Parent and Seller shall have sole right, title and interest in any and all proceeds from the Building Sale. Purchaser acknowledges and agrees that Smart Shirts Hong Kong shall use all reasonable efforts to negotiate a lease for the use of the Smart Shirts Building for two (2) years after the closing of the Building Sale. Purchaser acknowledges and agrees that they will not be involved in any sale or lease negotiations with any such third party.

SECTION 6.09. Financing. Purchaser shall have at Closing sufficient funds to pay the Purchase Price, consummate the transactions contemplated by, and perform its obligations under, this Agreement, the Transition Services and Security Agreement and the License Agreement, and pay the fees and expenses it incurs in connection with such transactions and obligations.

SECTION 6.10. Transition Services. Following the Closing, Seller Parent shall provide, or cause to be provided, to the Smart Shirts Business certain services that are currently provided by Seller Parent and its Affiliates to the Smart Shirts Business, pursuant to and subject to the terms of a transition services and security agreement substantially in the form attached hereto as Exhibit 6.10 (the “Transition Services and Security Agreement”) to be entered into by Seller Parent and Seller US Company as of the Closing.

SECTION 6.11. Retained Names and Marks. Purchaser acknowledges and agrees that it and its Affiliates have no rights, and is not acquiring any rights, to use any of the Seller Parent’s or Seller’s rights, title and interest in any names, marks, trademarks, service marks, domain names, trade names, trade dress, corporate names and all variations thereof and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”). No right to use the Retained Names and Marks is granted by Seller Parent or Seller to Purchaser or any Smart Shirts Entity, and nothing hereunder permits Purchaser or any Smart Shirts Entity to use the Retained Names and Marks on any documents, materials, products or services. Notwithstanding the foregoing, at Closing, Seller Parent shall enter into a license agreement with Seller US Company in respect of the “Northern Isle” mark as set forth in Exhibit 6.11 (“License Agreement”).

SECTION 6.12. Employees. As of the Closing, Purchaser shall and shall cause the Smart Shirts Entities to employ on substantially the same terms and conditions as in effect prior to the Closing each of the then-current employees of the Smart Shirts Business.

SECTION 6.13. Employee Benefits. (a) As of the Closing, and for a period of two years following the Closing, Purchaser shall and shall cause the Smart Shirts Entities to maintain employee benefit and compensation plans, programs, contracts, arrangements and executive perquisites for the benefit of active and retired employees of the Smart Shirts Business which, in the aggregate, will provide compensation and benefits that are at least equivalent to, and no less favorable than, the compensation and benefits provided to such active and retired employees under the Plans in effect immediately prior to the Closing, or to provide benefits equivalent to those provided under corresponding plans of Purchaser which are applicable to their respective similarly situated employees, if such benefits are greater; provided, however, that changes may be made to the extent necessary to comply with applicable Laws. From and after the Closing, Purchaser shall honor and shall cause the Smart Shirts Entities to

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honor, in accordance with their terms, all benefit Plans of the Smart Shirts Business as in effect immediately prior to the Closing that are applicable to any current or former employees or directors of the Smart Shirts Entities.

(b)        Employees of the Smart Shirts Entities shall receive credit for services with Seller Parent, Seller, the Smart Shirts Entities and their Affiliates and predecessors under Purchaser’s or the Smart Shirts Entities’ employee benefit plans after the Closing for purposes of eligibility, vesting and benefit accrual; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)        Seller Parent or Seller, as applicable, shall be responsible for any and all liabilities relating to or arising out of the employment of any employees of the Smart Shirts Business by Seller Parent or Seller prior to Closing. Seller Parent shall retain all liabilities, and Purchaser shall have no liability, with respect to any and all obligations arising under COBRA or similar state laws with respect to any individual who is deemed an “M&A Qualified Beneficiary” (as such term is defined is Treasury Regulation §54.4980B-9, Q&A-4) for purposes of the transactions contemplated by this Agreement and the Restructuring.

(d)        Following the Closing, Purchaser shall cause the Smart Shirts Entities to pay to each employee of the Smart Shirts Business a retention bonus in accordance with and pursuant to his or her retention agreement referenced in Section 4.13(a) of the Disclosure Schedule. In the event that any payment of retention bonus is made to any employee of the Smart Shirts Business pursuant to this Section 6.13(d) on or prior to the first anniversary of the Closing Date, within 10 Business Days following the first anniversary of the Closing Date, Seller Parent or an Affiliate of Seller Parent shall pay Seller US Company an amount equal to the aggregate amount of retention bonus that has been paid to the employees of the Smart Shirts Business pursuant to this Section 6.13(d) on or prior to the first anniversary of the Closing Date (as evidenced in a writing reasonably satisfactory to Seller Parent), by wire transfer of immediately available funds.

SECTION 6.14. Proration of Taxes and Certain Charges. (a) Except as provided in Section 6.16, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Smart Shirts Business for any taxable period that includes the day before the date of the Closing and ends after the date of the Closing, whether imposed or assessed before or after the date of the Closing, shall be prorated between Seller Parent and Purchaser as of 12:01 a.m. on the date of the Closing. If any Taxes subject to proration are paid by Purchaser, on the one hand, or Seller Parent, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

(b)        Except as otherwise provided in this Agreement, all installments of special assessments or other charges on or with respect to the Smart Shirts Business payable by Seller Parent for any period in which the date of the Closing shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing and each party shall pay its proportionate share promptly upon the receipt of any bill, statement

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or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 a.m. on the date of the Closing. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the date of the Closing.

(c)        All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any Party to the extent attributable to the operation of the Smart Shirts Business for any period in which the Closing shall occur shall be prorated so that Seller Parent or Seller, as applicable, shall be entitled to that portion of any such installment applicable to the period up to but not including the date of the Closing and Purchaser, as applicable, shall be entitled to that portion of any such installment applicable to any period from and after the date of the Closing, and if Purchaser, Seller Parent or Seller, as the case may be, shall receive any such payments after the date of the Closing, they shall promptly remit to such other Parties their share of such payments.

(d)        The prorations pursuant to this Section 6.14 may be calculated after the date of the Closing, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the Party requesting proration of any item obtains the information required to calculate such proration of such item.

SECTION 6.15. Tax Cooperation and Exchange of Information. The Parties shall provide each other with such cooperation and information as each of them reasonably may request of the other (and Purchaser shall cause the Smart Shirts Entities to provide such cooperation and information) in filing any Tax Return or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Parties shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.15. Notwithstanding anything to the contrary in Section 6.02, each of the Parties shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Smart Shirts Entities for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (b) six years following the due date (without extension) for such Tax Returns. After such time, before the Parties shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other Party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other Party may select (at such other Party’s expense). Any information obtained under this Section 6.15 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. Notwithstanding the foregoing in Section 6.15, none of the Parties shall be required to disclose any information if such disclosure would, in such Party’s reasonable determination, contravene any applicable Laws.

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SECTION 6.16. Conveyance Taxes. Seller Parent shall pay any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with the Restructuring, and Purchaser shall pay any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with the purchase and sale of the Seller Sub Shares and the Seller Parent Sub Shares. The Purchaser, Seller Parent and Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable Purchaser, as applicable, to comply with any pre-Closing filing requirements.

SECTION 6.17. Tax Covenants. (a) Neither Purchaser nor any Affiliate of Purchaser shall take, or cause or permit the Smart Shirts Entities to take, any action or omit to take any action which could increase Seller Parent’s or Seller’s or any of their Affiliates’ liability for Taxes.

(b)        Neither Purchaser nor any Affiliate of Purchaser shall amend, refile or otherwise modify, or cause or permit the Smart Shirts Entities to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period) ending on or before the date of the Closing without the prior written consent of Seller Parent.

(c)        The parties acknowledge that for U.S. federal income tax purposes Seller Parent Sub is a disregarded entity, and the acquisition of Shares of Seller Parent Sub is treated as an acquisition of the Seller US Company Shares. The parties shall cause an express election pursuant to Section 338(h)(10) of the Code to be made for Seller US Company for U.S. federal income Tax purposes, and at the request of Seller Parent the parties shall cause similar elections to be made where appropriate for state tax purposes. At the Closing the parties shall deliver a signed Internal Revenue Service form 8023, as well as any comparable state Tax forms, effectuating such election. The parties also shall comply with the rules and regulations applicable to such elections. For purposes of making such elections, Seller Parent shall determine the value of the tangible and intangible assets of Seller US Company consistent with the Allocation. Neither party shall file any Tax Return, or take a position with a Tax authority, that is inconsistent with such allocation. Each party agrees to cooperate with the other in the preparation of all other forms applicable to the election.

(d)        After Closing, Seller Parent shall be responsible for Taxes of the Smart Shirts Entities payable and attributable to the Hong Kong Offshore Manufacturing Exemption Tax matter disclosed in Section 4.08 and 4.14 of the Disclosure Schedule (“Hong Kong Tax Matter”); provided that Seller Parent shall be entitled to assume, control and direct, in its sole discretion, the negotiation, defense, litigation, settlement and resolution of such Hong Kong Tax Matter. Purchaser shall, and shall cause the Smart Shirts Entities to, (i) cooperate and provide reasonable assistance to Seller Parent in connection with such matter, and (ii) make available to Seller Parent all witnesses, pertinent records, materials and information as is required by Seller Parent during normal office hours upon reasonable notice. If Purchaser or any of the Smart Shirts Entities (1) (x) assumes, controls or directs the negotiation, litigation, settlement or resolution of the Hong Kong Tax Matter, (y) settle such Hong Kong Tax Matter, in each case without the consent of Seller Parent or in a manner inconsistent with the written instructions of Seller Parent, or (2) fails to cooperate with Seller Parent with respect to such Hong Kong Tax Matter in any material respect, Seller Parent shall not pay, or permit to be paid, or be responsible

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for any part of the Taxes payable and attributable to the Hong Kong Tax Matter.

SECTION 6.18. Tax Treatment. For Tax purposes, the Parties agree to treat all payments made under any indemnity provisions contained in this Agreement, and for breaches of representations, warranties, covenants or agreements as adjustments to the Purchase Price or as capital contributions.

SECTION 6.19. Bulk Transfer Laws. Purchaser hereby waives for itself and on behalf of Seller US Company compliance by Seller Parent with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the US Target Assets to Purchaser and Seller US Company.

SECTION 6.20. US Real Property. Prior to the Closing, Seller Parent shall determine with respect to each parcel of Real Property leased by Seller Parent listed on Section 7.03(a)(i) of the Disclosure Schedule (the “US Real Property”), whether to (a) assign the existing lease to Seller US Company, (b) enter into a sublease with Seller US Company or (c) otherwise transfer its rights under the lease to Seller US Company, in its sole discretion. The assignment of lease or sublease, as applicable, between Seller Parent and Seller US Company shall be on reasonable market terms as mutually agreed by the Parties and the landlord. If a US Real Property is assigned to Seller US Company, Seller Parent shall enter into a sublease with Seller US Company with respect to a portion of such US Real Property on reasonable market terms, consistent with the lease and assignment of lease, as mutually agreed by the Parties.

SECTION 6.21. Further Action. The Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VII

RESTRUCTURING

SECTION 7.01. Seller Sub. (a) On or prior to the Closing, Seller (i) shall incorporate Seller Sub with the name “Smart Apparel Group Limited” or if such name is unavailable, another name as mutually agreed by the Parties, (ii) shall subscribe for and acquire the Seller Sub Shares, (iii) shall transfer to Seller Sub all the issued and outstanding shares of each of the First Tier Subsidiaries so that Seller Sub shall own, directly or indirectly, all the issued and outstanding shares of each of the Subsidiaries as of the Closing, and (iv) shall transfer to Seller Sub or a Subsidiary all the shares of Ningbo Sunrise and Shengzhou Sunrise owned by Seller so that Seller Sub or a Subsidiary shall own, directly or indirectly, such shares of Ningbo Sunrise and Shenzou Sunrise as of the Closing, subject, in each case, to receipt of any required approvals of any third party or any Governmental Authority. Notwithstanding the foregoing, in the event that any Subsidiary shall be required by Law to have more than one shareholder other than Seller or the applicable Subsidiary, then Seller shall transfer a number of shares of such

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Subsidiary to a designee of Purchaser as directed in writing by the Purchaser.

(b)        In respect of the entities listed on Exhibit 7.01, Purchaser shall and shall cause the employees of the Smart Shirts Business to provide to Seller Parent, Seller or their Affiliates, at no cost, any and all assistance necessary to complete the liquidation of such entities following the Closing.

SECTION 7.02. Seller US Company. On or prior to the Closing, Seller Parent (a) shall incorporate Seller US Company with the name “Smart Apparel (U.S.) Inc.” or if such name is unavailable, another name as mutually agreed by the Parties, (b) shall subscribe for and acquire the Seller US Company Shares and (c) shall transfer to Seller US Company the US Target Assets as set forth in Section 7.03 below, subject, in each case, to receipt of any required approvals of any third party or any Governmental Authority.

SECTION 7.03. US Target Assets. (a) Upon the terms and subject to the conditions of this Agreement, on or prior to the Closing, Seller Parent shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Seller US Company, all of Seller Parent’s right, title and interest in and to the following assets used by Seller Parent solely in the Smart Shirts Business (the “US Target Assets”):

(i)         all rights in respect of each US Real Property, if assigned pursuant to Section 6.20;

(ii)         the tangible personal property set forth on Section 7.03(a)(ii) of the Disclosure Schedule;

(iii)        the equipment, machinery, vehicles and rolling stock and other tangible property set forth on Section 7.03(a)(iii) of the Disclosure Schedule;

(iv)        the Inventories as set forth in Section 7.03(a)(iv) of the Disclosure Schedule;

(v)	the Receivables;

(vi)        the books of account, financial records, invoices, shipping records, supplier lists, correspondences, records and files and any rights thereto owned by Seller Parent, relating solely to the Smart Shirts Business, a copy of which shall be retained by Seller Parent after Closing;

(vii)       the sales and promotional literature, customer lists and other sales-related materials of Seller Parent relating solely to the Smart Shirts Business;

(viii)      the contracts set forth on Section 7.03(a)(viii) of the Disclosure Schedule, to the extent transferable;

(ix)        the proceeds received by Seller Parent after the Closing under its product liability insurance policies from any insurer liable for any Liabilities set forth in Section 7.04(a)(ii); and

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(x)        the municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by Seller Parent relating solely to the Smart Shirts Business, to the extent transferable.

(b)        Notwithstanding anything in Section 7.03(a) to the contrary, Seller Parent shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered to Seller US Company, and Purchaser shall not purchase, and the US Target Assets shall not include, Seller Parent’s right, title and interest in or to any assets of Seller Parent not expressly included in the US Target Assets (the “Excluded Assets”), including the following:

(i)	the Purchase Price;

(ii)       any rights to Tax refunds, credits or similar benefits attributable to the US Target Assets prior to Closing;

(iii)      any right, property or asset that is listed or described in Section 7.03(b)(iii) of the Disclosure Schedule;

(iv)	the Retained Names and Marks;

(v)       all rights of Seller Parent and its Affiliates, as applicable, under this Agreement, the Transition Services and Security Agreement and the License Agreement;

(vi)	all Tax Returns of Seller Parent;

(vii)     all cash and cash equivalents, securities, and negotiable instruments of the Seller Parent on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of Seller Parent or any Affiliate;

(viii)    all intercompany accounts between Seller Parent, on the one hand, and Seller or any Smart Shirts Entity, on the other hand;

(ix)      all current and prior insurance policies of Seller Parent and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(x)       any pension, profit-sharing, employee benefit plans or any other Plan (as defined in Section 4.13(a)) attributable to the US Target Assets, including any assets in any related trusts; and

(xi)      any and all rights, properties or assets not expressly included in Section 7.03(a).

SECTION 7.04. Assumption and Exclusion of Liabilities Relating to the US Target Assets. (a) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, Seller US Company shall execute and deliver, on or prior to the Closing, the

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Assumption Agreement, and Seller US Company shall assume and agree to pay, perform and discharge when due, any and all of the Liabilities of Seller Parent relating to the Smart Shirts Business, other than the Excluded Liabilities set forth in Section 7.04(b) below (the “Assumed Liabilities”). The Assumed Liabilities include, but are not limited to, the following:

(i)	all Liabilities relating to the US Target Assets;

(ii)    all Liabilities for product warranty service claims relating to products of the Smart Shirts Business and all Product Liabilities;

(iii)    (x) all Liabilities in respect of any and all accounts payables and (y) the accrued vacation, sick leave, workers’ compensation claims and insurance claims of any and all employees of the Smart Shirts Business;

(iv)	all leases relating to the US Target Assets; and
(v)	all Liabilities set forth in Section 7.04(a)(v) of the Disclosure Schedule.

(b)        Excluded Liabilities. Seller Parent shall retain, and shall be responsible for paying, performing and discharging when due, and Seller US Company shall not assume or have any responsibility for, the following Liabilities relating to the Smart Shirts Business (the “Excluded Liabilities”):

(i)	all Liabilities relating to the Excluded Assets;

(ii)   all Liabilities relating to any intercompany accounts between Seller Parent, on the one hand, and Seller or any Smart Shirts Entity, on the other hand, arising prior to Closing;

(iii)    all Liabilities arising out of or under any pension, profit-sharing or employee benefits plan attributable to the US Target Assets;

(iv)     Seller Parent’s obligations under this Agreement, the Transition Services and Security Agreement and the License Agreement; and

(v)	The items set forth in Section 7.04(b)(iv) of the Disclosure Schedule.

SECTION 7.05. Seller Parent Sub. On or prior to the Closing, Seller Parent (a) shall incorporate Seller Parent Sub with the name “Xin Ma Apparel International Ltd.” or if such name is unavailable, another name as mutually agreed by the Parties, (b) shall subscribe for and acquire the Seller Parent Sub Shares and (c) Seller Parent shall transfer to Seller Parent Sub the Seller US Company Shares so that Seller Parent Sub shall own the Seller US Company Shares as of the Closing, subject, in each case, to receipt of any required approvals of any third party or any Governmental Authority.

SECTION 7.06. Timing of Restructuring. Seller Parent and Seller agree that they shall (a) incorporate Seller Sub, Seller US Company and Seller Parent Sub with the names provided in Sections 7.01(a), 7.02 and 7.05 within ten (10) Business Days following the date

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hereof, and (b) complete the Restructuring not later than ten (10) Business Days following the satisfaction of all of the conditions to Closing set forth in Sections 3.01 and 3.02, other than Sections 3.01(d) and 3.02(d).

SECTION 7.07. Restructuring. The actions taken by Seller Parent and Seller pursuant to this Article VII shall constitute, in the aggregate, the “Restructuring”. The foregoing notwithstanding, Purchaser acknowledges and agrees that it may be necessary or appropriate for Seller Parent and Seller, as they deem necessary and in their reasonable discretion, to take additional actions or not take certain actions specified in this Article VII in order to effect the Restructuring in accordance with this Article VII.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of eighteen months after the Closing.

SECTION 8.02. Indemnification by Seller Parent. Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by Seller Parent for and against any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from: (a) the breach of any representation or warranty made by Seller Parent contained in this Agreement; (b) the breach of any covenant or agreement by Seller Parent or Seller, as applicable, contained in this Agreement; (c) the Excluded Assets; or (d) the Excluded Liabilities. Neither Seller Parent nor Seller shall be required to indemnify any Losses, including but not limited to liabilities for Taxes, taken into account in the adjustment to the Purchase Price under Section 2.05.

SECTION 8.03. Indemnification by Purchaser. Seller Parent, Seller and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by Purchaser for and against any and all Losses, arising out of or resulting from: (a) the breach of any representation or warranty made by Purchaser contained in this Agreement; (b) the breach of any covenant or agreement by Purchaser contained in this Agreement; (c) the Assumed Liabilities; (d) the US Target Assets; (e) the conduct of the Smart Shirts Business following the Closing; or (f) any claim or cause of action by any Person arising after the Closing against any Seller Indemnified Party with respect to the Smart Shirts Business, Ningbo Sunrise, Shengzhou Sunrise or the US Target Assets or the operations of any Smart Shirts Entity, except for claims or causes of action with respect to which Seller Parent or Seller, as applicable, is obligated to indemnify Purchaser Indemnified Parties pursuant to Section 8.02.

SECTION 8.04. Limits on Indemnification. (a) No claim may be asserted nor may any Action be commenced against any Party for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by such Party

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describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation or warranty on which such claim or Action is based ceases to survive as set forth in Section 8.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(b)        Notwithstanding anything to the contrary contained in this Agreement: (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.02 or 8.03, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds US$1,000,000, after which the Indemnifying Party shall be liable only for those Losses in excess of US$1,000,000; (ii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 8.02 or 8.03 shall be an amount equal to US$20,000,000; (iii) no Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement; (iv) Seller Parent or Seller, as applicable, shall have no obligation to indemnify any Purchaser Indemnified Party for any breach of Seller Parent’s or Seller’s representations, warranties, covenants or agreements contained herein which is corrected pursuant to an amendment or supplement of the Disclosure Schedule made prior to or at the Closing pursuant to Section 6.07; and (v) no breach by Seller Parent or Seller, as applicable, of any representation, warranty, covenant or agreement in this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither Purchaser nor any Affiliate of Purchaser shall have any claim or recourse against Seller Parent or Seller or their directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach, this Article VIII or otherwise, if Purchaser or any of its Affiliates had, prior to the execution of this Agreement, actual knowledge of such breach.

(c)        For all purposes of this Article VIII, “Losses” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any Tax benefit arising in subsequent taxable years, calculated using a discount rate of 6% and assuming the highest applicable combined statutory rate of Tax then in effect).

SECTION 8.05. Notice of Loss; Third Party Claims. (a)   An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)        If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VIII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations

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under this Article VIII except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article VIII. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 8.05 and proposes to settle such claims or proceeding prior to a final judgment, then the Indemnified Party shall give the Indemnifying Party prompt written notice and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. The Indemnifying Party shall have the right to settle any Third Party Claim for which it obtains a full release of the Indemnified Party in respect of such Third Party Claim or to which settlement the Indemnified Party consents in writing, such consent not to be unreasonably withheld or delayed.

SECTION 8.06. Remedies. The Parties acknowledge and agree that (a) following the Closing, the indemnification provisions of Sections 8.02 and 8.03 shall be the sole and exclusive remedies of the Parties for any breach by any other Party of the representations and warranties in this Agreement and for any failure by any other Party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity, and (b) notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Parties after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each Party shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

ARTICLE IX

TERMINATION

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

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(a)        by either Seller Parent and Seller, on the one hand, or Purchaser, on the other hand, if the Closing shall not have occurred by January 31, 2008; provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date (provided, that the Parties may mutually agree to extend such date in accordance with Section 10.07); provided, further, that if the Closing does not occur by January 31, 2008 as a result of the failure to obtain CSRC approval of the transactions contemplated by this Agreement, Purchaser shall not have the right to terminate this Agreement under this Section 9.01(a) until December 31, 2008.

(b)        by Purchaser or Seller Parent, in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transfer of the Shares shall have become final and nonappealable;

(c)        by Purchaser, if (i) the matter described in a supplement to or amendment of any section of the Disclosure Schedule made by Seller Parent, as applicable, pursuant to Section 6.07 would give rise to a Material Adverse Effect and (ii) any such breach of a representation, warranty, covenant or agreement referred to in such supplement or amendment cannot be or has not been cured within 45 days after such supplement or amendment is made by Seller Parent;

(d)        by Seller Parent, if Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 3.01, which breach cannot be or has not been cured within 45 days after the giving of written notice by Seller Parent to Purchaser specifying such breach;

(e)        by Purchaser, if Seller Parent or Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 3.02, which breach cannot be or has not been cured within 45 days after the giving of written notice by Purchaser to Seller Parent or Seller specifying such breach; or

(f)	by the written consent of the Parties.

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) as set forth in Section 6.03 and Article X and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Expenses. Except as otherwise specified in this Agreement or as otherwise agreed upon by Seller Parent and Purchaser, all costs and expenses, including fees

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and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Transition Services and Security Agreement and the License Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to Seller Parent or Seller:

Kellwood Company

600 Kellwood Parkway

Chesterfield, Missouri 63017

United States of America

Facsimile: 314-576-3388

Attention: Mr. Thomas Pollihan

with a copy to:

Shearman & Sterling LLP

12/F Gloucester Tower

The Landmark

15 Queen’s Road Central

Central, Hong Kong

Facsimile: (852) 2978-8099

Attention: Mr. Paul Strecker

(b)	if to Purchaser:

Youngor Group Co., Ltd. (identification of entity set forth in Chinese characters)

2 West Section, Yinxian Road

Ningbo, Zhejiang 315153

Facsimile: 86-574-87425772

Attention: Mr. Li Rucheng / Ms. Rebecca Li

with a copy to:

Herbert Smith LLP

Beijing Representative Office

1410 China World Tower

1 Jianguomenwai Avenue

44

Beijing, 100004 China

Facsimile: 86-10-65056512

Attention: Mr. Tom Chau

SECTION 10.03. Public Announcements; Disclosure. No Party shall make, or cause to be made, any press release, public announcement or other disclosure in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media or third party (other than to such Party’s Affiliates) without the prior written consent (such consent not to be unreasonably withheld) of the other Parties unless otherwise required by Law or applicable stock exchange regulation, and the Parties shall cooperate as to the timing and contents of any such press release, public announcement, communication or disclosure.

SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any other Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05. Entire Agreement. The Transition Services and Security Agreement and License Agreement constitute a part of this Agreement. This Agreement supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof, except for the Confidentiality Agreement and the letter agreement, dated November 3, 2007, between Seller Parent and Purchaser, in each case as amended, supplemented, modified or restated from time to time.

SECTION 10.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Parties (which consent may be granted or withheld in the sole discretion of the Parties), as the case may be.

SECTION 10.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each of the Parties or (b) by a waiver in accordance with Section 10.08.

SECTION 10.08. Waiver. Each Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto or (c) waive compliance with any of the agreements of any other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a Party to assert any of its rights

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hereunder shall not constitute a waiver of any of such rights.

SECTION 10.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VIII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong.

SECTION 10.12. Dispute Resolution. Any dispute among the Parties arising out of or in connection with this Agreement shall be finally settled by arbitration under the London Court of International Arbitration (the “LCIA”) arbitration rules by three arbitrators, one nominated by Seller Parent, one nominated by Purchaser, with the third, who shall chair the tribunal, nominated by agreement of the Parties or, if there is no such agreement within ten (10) days of the nomination of the second arbitrator, appointed by the LCIA; provided, however, that Seller Parent and Purchaser shall nominate their respective arbitrators within thirty (30) days of receipt of notice of a dispute if such dispute remains unresolved by such date. The place of arbitration shall be Hong Kong. Subject to the following sentence, all rights to apply or appeal to any court on a preliminary or other point of law are excluded. Nothing in this Section 10.12 shall preclude other Party from seeking interim, provisional or injunctive relief from any court of competent jurisdiction.

SECTION 10.13. Language. This Agreement is prepared in English and Chinese. Both English and Chinese versions shall have binding effect on the Parties. In the event there is any inconsistency between such two versions, the English version shall prevail.

SECTION 10.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KELLWOOD COMPANY

By:	/s/ W. Lee Capps III

Name:	W. LEE CAPPS III
Title:	Chief Operating Officer

KELLWOOD ASIA LIMITED

By:	/s/ W. Lee Capps III

Name:	W. LEE CAPPS III
Title:	Chief Operating Officer

YOUNGOR GROUP CO., LTD.

By:	s Li Ru Cheng

Name:	LI RU CHENG
Title:	President

[Company Seal]

[Signature page to the Share Purchase Agreement]

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